Exhibit 10.11

ECU SUPPLY AGREEMENT

dated as of July 2, 2023

by and

between

BorgWarner Singapore Holdings Pte. Ltd.

and

BorgWarner France SAS

TABLE OF CONTENTS

ECU SUPPLY AGREEMENT

PARTIES

This ECU Supply Agreement (the Agreement) is dated as of July 2, 2023 (the Effective Date) and entered between:

(1)	BorgWarner Singapore Holdings Pte. Ltd. (the Supplier) and

(2)	BorgWarner France SAS (the Recipient)

(each, a Party, and together, the Parties)

WHEREAS:

(A)	BorgWarner Inc. and PHINIA Inc. have entered into a Separation and Distribution Agreement dated as of July 2, 2023 (the Separation and Distribution Agreement) which governs the principal transactions required to effect the spin-off of the SpinCo Business (as defined in the Separation and Distribution Agreement) into PHINIA Inc., and provides for certain other agreements that will govern certain matters relating to such spin-off and the relationship of BorgWarner Inc., PHINIA Inc. and their respective subsidiaries following such spin-off.

(B)	In connection with the transactions contemplated by the Separation and Distribution Agreement, the Supplier and the Recipient wish to enter into this Agreement to establish a framework for the supply of Products (as defined below) by the Supplier to the Recipient, subject to the terms and conditions of this Agreement.

Therefore, the Parties agree as follows:

Article I
Definitions, interpretation, hierarchy

Section 1.01      For the purpose of this Agreement, the terms listed in this Article I, when used in their capitalized form in this Agreement, shall have the meaning set forth below. Unless expressly provided otherwise herein, all capitalized terms not specifically defined in this Agreement have the meaning ascribed to them in the Separation and Distribution Agreement or the Electronics Collaboration Agreement.

Section 1.02      In this Agreement: Affected Party has the meaning given in Section 16.02;

Agreement has the meaning given in the introductory sentence;

Binding Period has the meaning given in Section 4.04;

Business Day means a day other than a Saturday, Sunday or public holiday at the location of the Supplier’s and/or the Recipient’s registered office when banks at the location of the Supplier’s and/or the Recipient’s registered office are open for business;

Compliant Delivery Schedule has the meaning given in Section 4.02;

Confidential Information of a Party means all information of a confidential nature of that Party, including any information relating to that Party’s intellectual property rights, products, software, operations, processes, technical methods, plans, documentation, market opportunities or business affairs (including all information of a financial nature), and including the terms of this Agreement (which shall constitute Confidential Information of either Party);

Defect means a Manufacturing Defect or – except where Schedule 1 excludes the Supplier’s responsibility for Design Defects – a Design Defect, and Defective shall have a corresponding meaning;

Delivery means a delivery of Products from the Supplier to the Recipient or its designated carrier in accordance with the Delivery Terms, and Deliver and Delivered have corresponding meanings;

Delivery Terms has the meaning given in Section 4.07;

Design Defect means an impairment in the functionality, safety, performance or compatibility of a Product at the end customer to the extent not resulting from (i) the Application Software and/or Calibration Data provided by the Recipient or (ii) any instructions by the Recipient or a change to the design and/or composition of a Product after the Effective Date which is implemented upon request of the Recipient, but rather from the design and/or composition of the Product as identified in the Specifications as in place and applicable upon the Effective Date;

Disclosing Party has the meaning given in Section 14.01;

Dispute has the meaning given in Section 19.10(b);

Dispute Notice has the meaning given in Section 19.10(b);

Effective Date has the meaning given in the introductory sentence;

Electronics Collaboration Agreement means the agreement entered between BorgWarner PDS (USA) Inc. and PHINIA Technologies Inc. on or around the date of this Agreement that governs the Parties’ collaboration with respect to certain scenarios of supply and sale of ECUs and Fuel Delivery Controllers;

EOP means, in respect of a Product, end of serial production according to the agreements between the Recipient and its end customers as amended from time to time at the sole discretion of the Recipient (including any lifetime extensions);

Firm Orders has the meaning given in Section 4.04;

Force Majeure Event has the meaning given in Section 16.01;

Lead Time means, for each Product, the total lead time required for the Supplier to manufacture and supply the Product (including procurement of required raw materials, commodities and components), as indicated per Product in Schedule 1;

Mandatory Change has the meaning given in Section 2.06;

Manufacturing Defect means, in respect of a Product, any manufacturing related non-conformance with the requirements set out in Section 2.04(b) and Section 2.04(e) upon Delivery;

Manufacturing Lead Time means, for each Product, the minimum number of days between receipt of a Firm Order (assuming availability of required raw materials, commodities and components) and earliest date of Delivery, as indicated per Product in Schedule 1;

Minimum Order Quantities means, for each Product, the volume of that Product set out in the ‘MOQ’ column in Schedule 1 or as otherwise agreed by the Parties in writing during the applicable Product Term; in respect of Product supplies after EOP, minimum order quantities shall be agreed between the Supplier and the Recipient in good faith, provided that any such amount shall not be higher than the amounts set out in the first three (3) months of the applicable delivery schedules;

Negotiation Period has the meaning given in Section 19.10(b);

Party and Parties has the meaning given in the introductory sentence;

Permitted Users has the meaning given in Section 14.02;

Products has the meaning given in Section 2.01;

Product Term means, on a Product-by-Product basis, the term during which a Product shall be supplied by the Supplier to Recipient according to this Agreement, as set out by Product in Schedule 1;

Purchase Price has the meaning given in Section 8.01;

Receiving Party has the meaning given in Section 14.01;

Recipient has the meaning given in the introductory sentence;

RFQ has the meaning given in Section 3.02(a)(ii);

Sales Tax has the meaning given in Section 10.01;

Separation and Distribution Agreement has the meaning given in Recital (A);

Specifications means the specifications of each Product as set out in the drawings and reference specifications for the relevant part number of each Product;

Supplier has the meaning given in the introductory sentence;

Supplier Manual means the BorgWarner supplier manual the current version of which is posted on the supplier section of BorgWarner’s website (https://www.borgwarner.com/suppliers) which may be amended by BorgWarner from time-to-time at its discretion;

Term has the meaning given in Section 15.01;

Third Party means any Person other than the Supplier, the Recipient or any of the Supplier’s or the Recipient’s Affiliates;

Third-Party Supplier means a Third Party supplying any raw materials, commodities or components used in the manufacture of Products;

Working Hours means 9.00am to 5.00pm in the relevant location on a Business Day.

Section 1.03           In this Agreement, unless the context requires otherwise:

(a)           (i) “include”, “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof”, “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “USD” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented, modified and in effect from time to time in accordance with its terms; and (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder;

(b)           the table of contents, Articles, titles and headings to Articles, Sections and Paragraphs herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, or “Schedules” are intended to refer to Articles or Sections of this Agreement and Schedules to this Agreement. Schedules shall form part of this Agreement and any reference to this Agreement shall include the Schedules, unless reference is specifically made to a Schedule or the front-end of this Agreement, respectively; and

(c)           in case of conflicts, the front-end of this Agreement shall prevail over its Schedules, unless otherwise stipulated in the front-end of this Agreement.

Article II
Manufacture and Supply of Products

Section 2.01           Subject to and in accordance with the terms and conditions of this Agreement, during the applicable Product Term, the Supplier shall manufacture and supply to the Recipient the products specified in Schedule 1 (the Products).

Section 2.02           The scope of Products identified in Schedule 1 may be amended from time to time to include additional products upon:

(a)           mutual agreement of the Parties, or

(b)           the Recipient’s request to include a product that is, on the Effective Date, foreseen to be launched and sourced from the Supplier according to existing long-range business plans of the Recipient and is explicitly set out in Schedule 2.

Section 2.03           Upon request of the Recipient, the Supplier shall reasonably support the Recipient in connection with new product launches including by:

(a)           prototype making or other development support which will be chargeable based on the standard cost for any standard components used with a charge of USD forty (USD 40) per hour for any additional activities required. Any related sub-supplier costs shall be chargeable to the Recipient. All prototype activity will be subject to a mark-up of fifteen percent (15%); or

(b)           quotation preparation and providing required information and documents (at the Supplier’s own cost).

Section 2.04           The Supplier shall manufacture and supply the Products in accordance with:

(a)           Firm Orders;

(b)           the Specifications;

(c)           the (further) requirements of the Recipient’s end customers according to relevant end customer contracts as of the Effective Date, provided that any changes or amendments of these requirements after the Effective Date shall be implemented according to the change process set out in Section 2.06;

(d)           any additional policies as and if agreed which may be made available by the Recipient to the Supplier from time to time; and

(e)           applicable Law relevant to the manufacture of the Products at the relevant manufacturing site.

Section 2.05           For the avoidance of doubt, the contractual relationship with end customers shall only be vested in the Recipient.

Section 2.06           With respect to changes to the Products, the following shall apply:

(a)           Either Party shall be entitled to propose changes to the Products (including their Specifications, design, manufacturing process or manufacturing site) by written notice to the other Party setting out full details of such proposed changes (including any expected impact on the Purchase Price). Any such change request shall only be implemented upon the other Party’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed – in particular in case of change requests originating from the Recipient’s end customers), except that the Supplier shall:

(i)           be entitled to implement any changes without the Recipient’s consent which are required to comply with applicable Law relevant to the manufacture of the Products at the relevant manufacturing site; and

(ii)           implement, on request of the Recipient, any changes to an ECU required due to a change in the requirements of a customer of the Recipient, subject to (A) the Recipient having performed any engineering works required in connection with such change at its own cost, and (B) Section 2.06(b) and Section 2.06(c).

Each such change referred to in lit. (i) and (ii) of this Section 2.06(a) shall be referred to as a Mandatory Change. The Parties acknowledge that the Recipient may have to conduct testing to ensure that the performance of a Product under changed Specifications meets all applicable requirements before giving its consent to a change request.

(b)           The Recipient shall bear the one-off costs arising in connection with the implementation of any Mandatory Change. For any other change, the one-off costs arising in connection with the implementation of such change shall be borne by the Party requesting the change. The Parties shall use commercially reasonable efforts to avoid or mitigate such one-off costs when implementing the relevant change. To the extent that one Party may charge one-off costs to the other Party according to this Section 2.06(b), these shall be calculated on a cost plus ten percent (10%) basis.

(c)           Upon implementation of a change, the Purchase Price for the relevant Product shall be adjusted to reflect any increase or decrease of costs incurred by the Supplier in the manufacture and Delivery of the Products (according to the Supplier’s internal transfer pricing principles) resulting from the change.

(d)           Changes to Products agreed under this Section 2.06 shall be documented and reflected in Schedule 1 and, where applicable, the Specifications of that Product.

Section 2.07           To the extent a Firm Order concerns an ECU with (i) Application Software or (ii) Application Software and Calibration Data, the Recipient shall provide or cause to be provided to the Supplier the Application Software and Calibration Data to be incorporated in such ECU, as applicable, free of charge and costs for the Supplier, and the obligation of the Supplier to manufacture and supply under this Article II is subject to the Recipient making available to the Supplier the Application Software and Calibration Data, as applicable.

Section 2.08           In case of any updates to or new rollouts of the Application Software or Calibration Data, the Recipient shall provide, or cause to be provided, to the Supplier the Application Software or Calibration Data, as applicable, with at least eight (8) weeks lead time before the delivery date set out in the applicable accepted (or deemed accepted) delivery schedule issued by the Recipient for the first ECU containing such updated or new Application Software or Calibration Data. In the event of a safety implication, if required under applicable Law or if a delay in the implementation of updated or new Application Software or Calibration Data is likely to cause disruption to the manufacturing or distribution operations of the Recipient’s Customer, the Supplier shall use commercially reasonable efforts, but without the obligation to incur additional costs, to implement updates or new rollouts in shorter time. In consideration for the implementation of any updates or new rollouts, the Supplier will charge the Recipient with a one-time fee of USD 12,000 per update or rollout (with up to two (2) releases for that update or rollout) which shall be paid by the Recipient in accordance with Article IX.

Section 2.09           The Supplier shall not be responsible for Defects or any delay or failure to manufacture and supply ECUs under this Article II or comply with any other obligations set forth in this Agreement, and the remedies of the Recipient against the Supplier set forth in this Agreement shall not apply, to the extent such Defect or such delay or failure results from the provision of the Application Software and Calibration Data, including from any failure of the Recipient to provide the Application Software and Calibration Data, as applicable, in accordance with any of the requirements set forth in Section 2.07 and Section 2.08.

Article III
Exclusivity

Section 3.01           Exclusivity with respect to Existing ECU Programs.

(a)           During the first three (3) Contract Years, the Recipient shall source all its requirements of Existing ECUs which are covered by Existing ECU Programs exclusively from the Supplier.

(b)           After the third (3rd) Contract Year, the Recipient is free to both in-house manufacture and outsource to Third Parties the manufacture of Existing ECUs which are covered by Existing ECU Programs.

Section 3.02           Exclusivity with respect to Future ECU Programs.

(a)           During the first three (3) Contract Years, with respect to Future ECU Programs, the Recipient shall:

(i)           source its requirements for Existing ECUs or New ECUs that are covered by Future ECU Programs from the Supplier if:

(A)           the Future ECU Program concerns the manufacture of ECUs which, compared to the Existing ECUs, have only minor changes, e.g., (i) the addition of I/Os onto the current ECU hardware (e.g., more H-bridges, sensor inputs); or (ii) upgrades or downgrades of microprocessors to higher or lower memory size or within the same microprocessor family, or

(B)           the respective Customer of the Recipient does not initiate a request for quotation process for such Future ECU Program; and

(ii)           with respect to any Future ECU Program that is not covered by Section 3.02(a)(i) above, initiate a request for quotation (RFQ) process and include the Supplier in any such RFQ process for such Future ECU Program, and if the Supplier submits a quotation for such Future ECU Program, the Recipient shall purchase the Existing ECUs or New ECUs covered by such Future ECU Program from the Supplier, provided that the price and other commercial terms offered by the Supplier are competitive to the market, and provided further that the Recipient shall grant the Supplier a right of last refusal to match a competitive offer.

If the Supplier is not selected for a Future ECU Program in accordance with the RFQ process described in Section 3.02(a)(ii) above, or elects to waive its right of last refusal, the Recipient is free to in-house manufacture Existing ECUs or New ECUs that are covered by such Future ECU Program and to outsource the manufacture to Third Parties. For the avoidance of doubt, in such case the Recipient may exploit the BorgWarner IP for the purpose of in-house manufacturing or having Third Parties manufacture the relevant Existing ECUs or New ECUs, as applicable, in each case subject to the terms and limitations of the licenses granted to the Recipient pursuant to Sections 3.02 of the Electronics Collaboration Agreement.

(b)           After the third (3rd) Contract Year, the Recipient is free to both in-house manufacture and outsource to Third Parties the manufacture of Existing ECUs or New ECUs which are covered by Future ECU Programs and is no longer obliged to include the Supplier in a request for quotation process as per Section 3.02(a)(ii) above.

(c)           If the Recipient sources New ECUs from the Supplier, Section 7.05 shall apply mutatis mutandis with respect to warranty claims by Customers in respect of New ECUs, as applicable, manufactured and supplied by the Supplier to the Recipient.

Article IV
Demand Planning

Section 4.01           The Recipient shall provide the Provider with forecasts of its Product requirements (the Forecasts) as follows:

(a)           For Product comprising raw materials, commodities or components which the Supplier sources from the Third-Party Suppliers under the agreements listed in Schedule 3 from time to time, the Recipient has already before the Effective Date provided the Supplier with a Forecast for the period starting on Effective Date and ending on 31 December 2024 (or such later date as required by the lead times indicated per Third-Party Supplier agreement in Schedule 3). No later than by 30 April of each calendar year, the Recipient shall provide the Supplier with a Forecast for such Products for the next calendar year (or such longer period as required by the lead times indicated per Third-Party Supplier agreement in Schedule 3).

(b)           For all other Products, the Recipient has already before the Effective Date provided the Supplier with a Forecast for the period starting on the Effective Date and ending on 31 December 2023. No later than by 30 November of each calendar year, the Recipient shall provide the Supplier with a Forecast for the next calendar year.

(c)           Each Forecast shall be broken down by calendar quarter. Forecasts shall be non-binding, except that any Forecast according to Section 4.01(a) shall be binding on the Recipient as further set out in Section 4.10.

Section 4.02           The Recipient shall issue delivery schedules setting out its demand of Products on a rolling basis to the Supplier which shall:

(a)           cover (i) a period of twelve (12) months for Products with Lead Times shorter or equal to twelve (12) months or (ii) for Products with Lead Times longer than twelve (12) months, at least the period of the applicable Lead Time,

(b)           be updated on a weekly basis, and

(c)           comply with the applicable Lead Times and the Minimum Order Quantities

(each delivery schedule issued in accordance with these requirements a Compliant Delivery Schedules).

Section 4.03           The Supplier shall inform the Recipient within seven (7) Business Days after receipt of a Compliant Delivery Schedule whether it accepts or rejects such Compliant Delivery Schedule and any Compliant Delivery Schedule not rejected within such period shall be deemed accepted. The Supplier shall only be entitled to reject a Compliant Delivery Schedule if the Supplier would not be able to fulfill such Compliant Delivery Schedule (in terms of volumes and/or delivery dates) despite using commercially reasonable efforts (taking into account the allocation principles set out in Article V). If the Supplier rejects a Compliant Delivery Schedule in accordance with the foregoing sentence, it shall (together with its notice of rejection) make a reasonable proposal for modifications of such delivery schedule (in terms of volumes and/or delivery dates) that would make it acceptable. If the Recipient then re-issues a delivery schedule in line with these modifications, such delivery schedule shall be deemed accepted upon receipt by the Supplier. Accepted (and deemed accepted) delivery schedules shall serve as basis for the Supplier’s production capacity planning, and the Supplier shall use its commercially reasonable efforts to fulfill any accepted (and deemed accepted) delivery schedule. Otherwise, accepted (and deemed accepted) delivery schedules shall, except during the Binding Period (as set out below), not be binding for either Party.

Section 4.04           The quantities of Products indicated for (i) the first two (2) weeks (if the Products are finished products) or (ii) the first sixteen (16) weeks (if the Products are raw materials) in each delivery schedule (the Binding Period) shall be deemed to be binding orders (the Firm Orders) which shall oblige the Supplier to Deliver, and the Recipient to take off and pay for, such quantities of Products, and the quantities of Products in the Binding Period may not be varied in any subsequent delivery schedule unless agreed by the Parties in writing.

Section 4.05           Each Firm Order shall, for each Product, comply with the Manufacturing Lead Times and be for not less than the Minimum Order Quantity for that Product. If a Firm Order is greater than the relevant Minimum Order Quantity, the Firm Order shall be for a multiple of the Minimum Order Quantity.

Section 4.06           Deliveries shall be made in the quantities, on the dates, and at the times specified in any accepted (or deemed accepted) delivery schedules issued by the Recipient for the Binding Period. Time and quantity are of the essence with respect to all accepted (or deemed accepted) delivery schedules issued by the Recipient.

Section 4.07           Unless otherwise agreed by the Parties, all Products shall be Delivered to the locations specified by the Recipient according to FCA (Incoterms 2020) at the locations indicated in Schedule 1 (the Delivery Terms).

Section 4.08           Risk of loss of, and title to, the Products shall pass to the Recipient upon Delivery according to the Delivery Terms.

Section 4.09           If the Supplier fails, for any reason other than due to a Force Majeure Event or the Recipient’s breach of its obligations under this Agreement, to have Products ready for shipment in time to meet any accepted (or deemed accepted) delivery schedules issued by the Recipient when using the method of transportation originally specified or utilized by the Recipient, the Recipient shall have the right, at the Recipient’s discretion, to either arrange for shipment of the Products on its own or require the Supplier to ship the Products, in each case using a premium (more expeditious) method of transportation than originally specified or utilized by the Recipient, and the Supplier shall pay or reimburse the Recipient for any additional cost of such premium shipment.

Section 4.10           With respect to any Products comprising raw materials, commodities or components which the Supplier sources from the Third-Party Suppliers listed in Schedule 3, the Recipient shall bear the cost and risk (and compensate the Supplier) for any obsolescence and non-cancellable payments to the Third-Party Suppliers listed in Schedule 3 for any quantities of raw materials, commodities or components which the Supplier has ordered:

(a)           as required for the manufacture of Products in accordance with the Recipient’s Forecast according to Section 4.01(a); and

(b)           within the lead times indicated per each relevant Third-Party Supplier agreement in Schedule 3.

The list of Third-Party Suppliers and associated lead times in Schedule 3 may be amended annually in December by mutual agreement to reflect the current market conditions. Such agreement shall not be unreasonably withheld by either Party.

Article V
Shortage of Materials and Supplies

If the Supplier becomes aware of shortages of materials or other supplies endangering the supply of Products in the quantities and on the dates specified in any accepted (or deemed accepted) delivery schedule issued by the Recipient due to a Force Majeure Event or other event outside of the Supplier’s reasonable control, the Supplier shall:

(a)           inform the Recipient about such circumstances without undue delay; and

(b)           notwithstanding any other remedy the Recipient may have under this Agreement, allocate available materials and supplies to the Recipient and its other (internal and external) customers in a non-discriminatory (“fair share”) way according to historic purchasing volumes (or – where historic purchasing volumes are not available – according to allocation principles applicable within BorgWarner group before the Effective Date; and provided that the allocation principles applied to the Recipient at any time under this Article V shall in no case be less favorable than the allocation principles applied to the relevant part of the business of BorgWarner group before the Effective Date).

Article VI
Quality

Section 6.01           The Supplier shall, at all times during the Term:

(a)           maintain its DIN EN ISO 9001:2000, ISO/TS 16949:2002 and ISO 14001 accreditation (or any accreditation under any of their successor standards);

(b)           comply with the requirements of the Product Part Approval Process (PPAP) and the Advanced Product Quality Planning (APQP) published by the Automotive Industry Action Group; and

(c)           comply with the terms of the Supplier Manual as applicable on the Effective Date, provided that in case of a conflict between the terms of this Agreement and the Supplier Manual, the terms of this Agreement shall prevail.

Section 6.02           The Recipient may audit the Supplier’s compliance with the quality requirements set out in this Article VI in accordance with Article XVIII.

Article VII
Product Defects and Claims Processing

Section 7.01           The Recipient shall inform the Supplier in writing of any Defect as promptly as practicable, but in any event within twenty-eight (28) days after the Recipient has discovered such Defect. If the Recipient does not inform the Supplier of a Defect within such time period, the Recipient shall be precluded from any claims it may have under this Agreement or applicable Law (including applicable product liability Laws and safety Laws) in respect of that Defect.

Section 7.02           If a Product is notified under Section 7.01 to be Defective, the Recipient shall, at the Supplier’s option and to the extent possible:

(a)           give the Supplier reasonable opportunity to inspect and analyze the relevant Product(s); and/or

(b)           on the Supplier’s request, return the relevant Product(s) to the Suppliers,

and provide to the Supplier all information and assistance that it may reasonably require to investigate the matter in good faith in accordance with industry standards. If an inspection or return of the Product is not possible or where it is not appropriate, the root cause investigation will be performed based on available information. The Supplier and the Recipient shall use commercially reasonable efforts to agree as soon as reasonably practicable whether or not the Product is Defective.

Section 7.03           If the Supplier and the Recipient agree that the Product is Defective, without limitation to any other remedies or claims the Recipient may have in connection with such Defect, be it under this Agreement or according to any applicable Law, the Supplier shall, in its sole discretion and at its own cost, repair or replace the Defective Products. If the Supplier fails to repair or replace any Defective Products in accordance with this Section 7.03 within reasonable time, the Recipient may request repayment of the Purchase Price.

Section 7.04           The terms of this Article VII shall apply mutatis mutandis to any repaired or replacement Products supplied by the Supplier.

Section 7.05           The Parties acknowledge and agree that if a Customer of the Recipient raises a warranty claim against the Recipient with respect to a Product supplied to the Recipient hereunder, the Recipient may pass-through, and the Supplier shall reimburse, any warranty costs up to the value defined in the supply agreement with the respective Customer to the extent attributable to a Defect of the Product.

Article VIII
Purchase Prices

Section 8.01           Subject to the adjustments according to Section 8.02, the Recipient shall pay for the Products the prices set forth in Schedule 1 (the Purchase Price). The Parties agree that as of the Effective Date, the Purchase Price for each Product shall be equal to the transfer prices charged by the Supplier to its Affiliates for group-internal sales of such Products immediately prior to the Effective Date. This pricing already includes a discount of four-and-a-half percent (4.5%).

Section 8.02           The Supplier shall adjust the Purchase Prices payable by the Recipient with effect as of the beginning of each calendar quarter to reflect the following cost variations incurred in the previous calendar quarter (or, if the Purchase Prices had not been adjusted for the previous calendar quarter, since the last adjustment of the Purchase Prices):

(a)           any FX fluctuations;

(b)           any increase or decrease of the prices payable to Third-Party Suppliers for commodities used in the manufacture of Products (subject to Section 8.03); and

(c)           any variations of costs incurred by the Supplier in the manufacture and Delivery of Products which result from any deviations of the volumes of Products actually ordered by the Recipient compared to the volumes of Products included in the annual Forecast provided by the Recipient according to Section 4.01 by more than ten percent (10%); and

(d)           any increase or decrease of more than five percent (5%) of any (other) external cost incurred by the Supplier in the manufacture and Delivery of Products (such as logistics costs), (provided that the Supplier shall use commercially reasonable efforts to avoid or minimize any such cost increases during the applicable Product Terms, provided further (for clarification) that if the five percent (5%) threshold is not exceeded within a single calendar quarter but only cumulatively during multiple subsequent calendar quarters, the Purchase Prices shall be adjusted with effect as of the beginning of the calendar quarter following the exceedance of such threshold).

Section 8.03           The Supplier shall use commercially reasonable efforts to avoid or minimize any increase of prices payable to Third-Party Suppliers, including by asserting any reasonable contractual defense against any price increase requests. If the Supplier is not able to defend against a price increase request, and in any case before accepting any price increases, the Supplier shall allow and enable the Recipient to reasonably participate in (and contribute to) negotiations with Third-Party Suppliers, including by facilitating three-partite meetings with the relevant Third-Party Supplier.

Section 8.04           The Supplier shall provide the Recipient with all relevant documentation and evidence which may support the Recipient in recovering any price increases (in whole or in part) from its end customers.

Section 8.05           Purchase Prices for the supply of Products during the service period after EOP shall be re-negotiated in good faith between the Parties.

Article IX
Terms of Payment

Section 9.01           The Supplier shall invoice the Purchase Price to the Recipient upon Delivery.

Section 9.02           The Recipient shall pay the full amount of each invoice within sixty (60) Business Days of the date of receipt of the invoice.

Section 9.03           Payments shall be made in immediately available funds by electronic transfer on the due date for payment without any deduction of transmission fees, bank charges or early payment discounts or rebates (unless otherwise agreed in writing). Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

Article X
Sales and other Taxes

Section 10.01         All amounts payable under this Agreement by the Recipient shall be exclusive of any sales, use, value added or other similar tax (Sales Tax) (if any), which shall be paid by the Recipient at the rate and in the manner prescribed by the applicable Sales Tax Laws in addition to and on the conditions of the relevant Purchase Price as set out in Article VIII. The Supplier shall provide the Recipient with an invoice in accordance with applicable Sales Tax Law; Section 9.02 shall remain unaffected. The Parties shall cooperate with each other in good faith in order to enable each Party to comply with the formal requirements imposed on such Party under applicable Sales Tax Laws. Such cooperation includes, without limitation, that the Parties provide each other with all available information which is reasonably required for the other Party to comply with any reporting obligations under applicable Sales Tax Laws (for example, the filing of Sales Tax declarations and the request of Sales Tax refunds).

Section 10.02         All payments of Purchase Prices shall be made free and clear of any deduction or withholding of any kind (including taxes) other than any deduction or withholding required by applicable Law. In case a payment of a Purchase Price under this Agreement is subject to any withholding or deduction prescribed by applicable Law, then such amounts shall be borne by the Recipient, and any payment by the Recipient shall be grossed-up to ensure that the Supplier receives the full Purchase Price without any deduction and withholding. Where a relief, waiver or reduction of the withholding tax is possible in accordance with Law, the Supplier and the Recipient shall cooperate as far as reasonably practicable to achieve such tax exemption from the competent tax authorities. The Recipient shall provide the Supplier with sufficient proof of the deduction or withholding made, in particular provide certificates or other documents in a manner as prescribed by applicable Law.

Section 10.03         Any claims pursuant to Section 10.01 and Section 10.02 shall be time-barred upon expiration of a period of six (6) months after the respective assessment of the tax has become un-appealable and final or – if there has been no tax assessment insofar – the tax has been paid, but if and to the extent an assessment against the other Party is concerned, only at the earliest six (6) months after the former Party has notified the other Party in reasonable details about the existence of such claim.

Article XI
Compliance with Law

Section 11.01         The Supplier will comply with applicable Laws in connection with the performance of this Agreement. Upon request by the Recipient, the Supplier shall certify in writing, from time to time, its compliance with applicable Laws. Each Party shall, at the other Party’s request, provide information necessary for the requesting Party to comply with all applicable Laws, including, without limitation, related legal reporting obligations, in the country(ies) of destination.

Section 11.02         In the performance of its obligations under this Agreement, the Recipient shall be (as between the Parties) solely responsible to obtain at its cost all necessary permits, consents, registrations and licenses required to enable the Recipient to market and sell the Products to its end customers, including transportation, importation and exportation of the Products to its end customers, distributors and agents.

Article XII
Intellectual Property Rights

Nothing in this Agreement or in the performance of either Party’s obligations hereunder shall be deemed to transfer, assign, grant or otherwise convey any rights, title or interests in or to any intellectual property rights belonging to a Party or its Affiliates.

Article XIII
Warranties

Section 13.01         The Supplier hereby represents and warrants that upon Delivery:

(a)            the Products are free from Defects, and

(b)           the packaging of the Products is as agreed between the Parties, and where the Parties have not made any particular agreement, is of market standard quality, complies with applicable Law and has the proper and full declaration necessary for its intended purpose. For the avoidance of doubt, the representations and warranties in this Section 13.01(b) shall not apply in respect of any non-conformance which according to the reasonable conclusion of the Parties has likely been caused by any repacking of the Products by the Recipient after Delivery.

Section 13.02         The warranty period shall, on a Product-by-Product basis, start upon Delivery in accordance with the Delivery Terms and end, by Product, concurrently with the end of the corresponding warranty and indemnities periods stated in the agreements between the Recipient and its end customer as on the Effective Date (and any prolongations of such warranty and indemnity periods agreed between the Recipient and its end customers after the Effective Date to the extent such prolongations have been approved by the Supplier in its reasonable discretion). The Recipient shall provide the Supplier with access to historical product data as reasonably necessary to address warranty claims.

Section 13.03         Except as expressly set out in this Agreement, the Supplier does not provide any representation or warranty of any kind (express or implied) in respect of the Products or their manufacture or Delivery, and any other representations and warranties that may be implied by statute, precedents or otherwise are, to the fullest extent permitted by applicable Law, hereby excluded.

Section 13.04         The warranties set out in this Article XIII (and all related provisions of this Agreement) shall apply retroactively and mutatis mutandis to any Products delivered by the Supplier before the Effective Date (so that the Recipient shall be entitled to assert warranty claims against the Supplier under this Agreement in respect of any Defects or non-compliant packaging of Products delivered before the Effective Date); it being specified that the notification requirements and other processes set out in Article VII shall not apply retroactively, provided that in respect of any Defects discovered before the Effective Date, the Recipient shall inform the Supplier (and follow the other processes set out in Article VII) without undue delay after the Effective Date.

Article XIV
Confidentiality

Section 14.01         Each Party (the Receiving Party) undertakes to the other Party (the Disclosing Party) to treat as confidential all Confidential Information of the Disclosing Party.

Section 14.02         The Receiving Party may only use the Confidential Information of the Disclosing Party for the purposes of, and in accordance with, this Agreement. The Receiving Party may only provide its employees, directors, sub-contractors, professional advisers and Affiliates (the Permitted Users) with access to such Confidential Information on a strict “need-to-know” basis. The Receiving Party shall ensure that each of its Permitted Users is bound to hold all Confidential Information of the Disclosing Party in confidence to the standard required under this Agreement. Where a Permitted User is not an employee or director of the Receiving Party (and is not under a professional duty to protect confidentiality), the Receiving Party shall ensure that the Permitted User shall, prior to receiving the Confidential Information of the Disclosing Party, enter into a written confidentiality undertaking with the Receiving Party on substantially equivalent terms to this Agreement, a copy of which shall be provided to the Disclosing Party upon request.

Section 14.03         This Article XIV shall not apply to any information which:

(a)            is in or subsequently enters the public domain other than as a result of a breach of this Article XIV;

(b)            has been or is subsequently received by the Receiving Party from a Third Party (other than by a breach of confidentiality obligations by that Third Party) and the Recipient is under no confidentiality obligation in respect of that information other than under this Agreement; or

(c)            has been or is subsequently independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(d)           the Disclosing Party has agreed in writing may be disclosed.

Section 14.04         Each Permitted User may disclose Confidential Information of the Disclosing Party where that Permitted User (or, where the Permitted User is an individual, his or her employer) is required to do so by applicable Law or by any competent court or by any competent regulatory authority. In these circumstances the Receiving Party shall, to the extent permitted by applicable Law, give the Disclosing Party prompt advance written notice of the disclosure (where lawful and practical to do so) so that the Disclosing Party has sufficient opportunity (where possible) to prevent or control the manner of disclosure by appropriate legal means.

Section 14.05         On termination or expiry of this Agreement, this Article XIV shall remain in full force and effect for three (3) years as from the expiry or the termination of this Agreement and, unless otherwise stated in this Agreement, each Party agrees that it must continue to keep the other Party’s Confidential Information confidential in accordance with this Article XIV.

Article XV
Term and Termination

Section 15.01         This Agreement becomes effective on the Effective Date and shall remain in force until expiration or termination of the last Product Term (the Term).

Section 15.02         The Supplier and/or Recipient may terminate a Product Term for convenience if Schedule 1 provides for such termination right, in which case the Supplier and/or Recipient may terminate the Product Term in accordance with the notice periods and other requirements set out in Schedule 1; and provided that such termination right may only be exercised for a Product group in whole (as identified in Schedule 1).

Section 15.03         The Supplier may terminate this Agreement prior to the expiration of the Term in whole or with respect to individual Products with immediate effect if the Recipient fails to pay any undisputed amounts due within the time period set forth in Section 9.02 and Recipient fails to cure its failure to pay such undisputed amounts within fifteen (15) days of receipt of notice thereof from Supplier.

Section 15.04         The Supplier may terminate this Agreement prior to the expiration of the Term in whole or with respect to individual Products upon six (6) months’ notice if the Recipient undergoes a direct or indirect change of control; whereas “control” of any entity shall (for the purposes of this Section 15.04) mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by Contract or otherwise; and whereas (for the avoidance of doubt) the six (6)-month termination notice period shall start upon the change of control becoming effective).

Section 15.05         Either Party may terminate this Agreement prior to the expiration of the Term in whole or with respect to individual Products with immediate effect upon the occurrence of any of the following events:

(a)            if the other Party materially breaches any of its obligations under this Agreement and does not cure such breach within thirty (30) calendar days after receiving written notice thereof from the non-breaching Party; or

(b)           if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency Law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

Section 15.06         Upon expiration or termination of this Agreement, either Party shall promptly:

(a)           return to the other Party all equipment, materials and property belonging to the other Party that the other Party had supplied to it or any of its Affiliates in connection with the supply of the Products under this Agreement;

(b)           subject to Section 15.07, return to the other Party all documents, records and materials (and any copies) containing the other Party’s Confidential Information;

(c)           subject to Section 15.07, expunge the other Party’s data from any IT systems in its possession or control; and

(d)           on request, certify in writing to the other Party that it has complied with the requirements of this Section 15.06.

Section 15.07         The Party returning, expunging or destroying Confidential Information may retain (i) a copy of such Confidential Information for the purposes of fulfilling, and so long as required by, retention obligations as imposed by any applicable Law or its internal compliance procedures, and (ii) copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures.

Section 15.08         Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination.

Section 15.09         Any provisions of this Agreement that by their nature or by explicit agreement shall survive the expiration or termination of this Agreement, shall remain in full force and effect (including Article XIV (Confidentiality) (for the period set out in Section 14.05), Section 15.06 (Obligations on termination), Article XVIII (Records, Audit), Article XIX (General)).

Article XVI
Force Majeure

Section 16.01         Force Majeure Event means the occurrence of an event or circumstance beyond the reasonable control of a Party; provided that (i) the non-performing Party is without fault in causing or failing to prevent such occurrence; and (ii) such event may not be avoided by the use of reasonable precautions, it being specified that the Force Majeure Events shall include the following events:

(a)           flood, drought, earthquake or other natural disaster;

(b)           epidemic or pandemic;

(c)            terrorist attack, civil war, civil commotion or riots, war (whether declared or undeclared), threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;

(d)            nuclear, chemical or biological contamination or sonic boom;

(e)            any Law or any action taken by a Governmental Authority, including without limitation imposing an export or import restriction, quota or prohibition;

(f)            collapse of buildings, fire, explosion or accident; and

(g)           interruption or failure of utility service.

Section 16.02         If a Party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement (other than a payment obligation) by a Force Majeure Event (the Affected Party), then:

(a)            the Affected Party’s obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that the Affected Party is prevented, hindered or delayed and the Affected Party shall have no liability whatsoever for its failure or delay to perform such obligation;

(b)           as soon as reasonably possible after becoming aware of the Force Majeure Event and in any event within five (5) Business Days the Affected Party shall notify the other Party in writing of (i) the Force Majeure Event, (ii) the date on which the Force Majeure Event started, (iii) the extent to which the Force Majeure Event affects its ability to perform its obligations under this Agreement and (iv) the expected duration of the Force Majeure Event;

(c)           the Affected Party shall use its commercially reasonable efforts (at its own cost, including for premium freight or overtime) to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement; and

(d)           promptly after the end of the Force Majeure Event, the Affected Party shall notify the other Party in writing that the Force Majeure Event has ended and resume performance of its obligations under this Agreement.

Section 16.03         Where any Force Majeure Event prevents, hinders or delays the performance of a material obligation under this Agreement and subsists for sixty (60) or more consecutive calendar days, the Party whose performance is not affected may terminate the service impacted by the Force Majeure Event by giving written notice to the other Party.

Article XVII
Subcontracting

The Supplier may subcontract the performance of any or all of its obligations hereunder to any of its Affiliates or Third Parties without the Recipient’s consent, provided that the Supplier shall be liable to the Recipient for all acts and omissions of its subcontractors as if they were its own and no delegation or subcontracting of activities hereunder shall relieve the Supplier from its obligations towards the Recipient set forth herein.

Article XVIII
Records, Audit

Section 18.01         During the Term, and for a period of six (6) years thereafter, the Supplier shall keep (and at the Recipient’s reasonable request, grant the Recipient and its professional advisers access to) complete and accurate records reasonably necessary to verify that (i) the Products have been manufactured in accordance with the requirements set out in this Agreement, and (ii) the Purchase Prices as well as any one-off costs in connection with the implementation of changes according to Section 2.06(b) have been calculated in accordance with this Agreement (the Relevant Records).

Section 18.02         Without limitation to Section 18.01, the Supplier shall once per each calendar year during the Term and the first year thereafter upon at least thirty (30) days’ prior notice allow the Recipient (or its professional advisers) to access the Supplier’s premises during Working Hours for the purposes of auditing whether (i) the Products have been manufactured in accordance with the requirements set out in this Agreement, and (ii) the Purchase Prices as well as any one-off costs in connection with the implementation of changes according to Section 2.06(b) have been calculated in accordance with this Agreement. Any such audit shall be conducted in a manner that does not unreasonably interfere with the operation of the day-to-day business affairs of the Supplier.

Section 18.03         In respect of Recipient (and its professional advisers) exercising rights referred to in Section 18.02, the Supplier:

(a)           shall provide them with assistance, cooperation and facilities (including office space and photocopying facilities) in order to enable them to exercise such rights; and

(b)           shall ensure that they are not prevented or obstructed in exercising such rights.

Section 18.04         Except as provided in Section 18.05, each Party shall bear its own costs in relation to the exercise of rights referred to in this Article XVIII.

Section 18.05         Supplier shall reimburse the Recipient for its reasonable costs and expenses in relation to the exercise of rights referred to in this Article XVIII on demand, if such exercise reveals an overcharge of ten percent (10%) or more of the amount invoiced for Products over the invoicing period to which such invoice relates.

Section 18.06         If an exercise of rights referred to in Section 18.02 demonstrates that the Supplier has overcharged the Recipient for the supply of the Products, then, within ten (10) Business Days of a request from the Recipient, the Supplier shall pay to the Recipient an amount equal to the amount overcharged (including any Sales Tax (if any)) incurred in respect of that amount overcharged).

Article XIX
General

Section 19.01         Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind among or between the Parties, each Party being individually responsible only for its obligations as set forth in this Agreement. Supplier shall perform its obligations under this Agreement in the capacity of an independent contractor and not as an employee, agent or joint venture counterparty of Recipient. Without limiting the foregoing, Recipient shall not have any power or authority to bind Supplier to any contract, undertaking or other engagement with any Third Party.

Section 19.02         Assignment. Neither Party may assign, delegate or otherwise transfer, in whole or in part, directly or indirectly, by operation of Law or otherwise (including by merger, contribution, spin-off or otherwise) any of its rights, interests or obligations hereunder, without the prior written consent of the other Party, except that:

(a)           either Party may assign its rights and obligations under this Agreement, without consent of the other Party, to an Affiliate; and

(b)           if the Supplier divests a manufacturing site to a Third Party, the Supplier may assign its rights and obligations under this Agreement, without consent of the Recipient, to such Third Party to the extent a Product was indicated to be manufactured at such manufacturing site in Schedule 1.

Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement. Any attempted assignment in violation of this Section 19.02 shall be null and void and of no effect. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assignees.

Section 19.03         Expenses.

(a)           Except as otherwise provided in this Agreement, the Parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

(b)           Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency, and all payments required under this Agreement shall be paid in U.S. currency by wire transfer of immediately available funds.

Section 19.04         No Set-off. Neither Party shall be entitled to set off claims it has against the other Party against claims of the other Party arising from this Agreement or to assert a right of retention against claims of the other Party, unless the other Party has acknowledged these claims of the first Party in writing or these have been confirmed by means of a final and binding judgment of a competent court or arbitral tribunal.

Section 19.05         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email transmission (so long as confirmation of transmission is electronically or mechanically generated), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 19.05):

(a)            if to Supplier:

BorgWarner Singapore Holdings Pte. Ltd.
501 Ang MO KIO Industrial Park 1
Singapore 569621, Singapore
Attention: Legal

with a copy, which shall not constitute notice, to:

BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, MI 48326

Attention: General Counsel

(b)           if to Recipient:

BorgWarner France SAS
Parc d’Affaires Silic, Bâtiment Raspail, 22, avenue des Nations,
Villepinte, France 93420, France
Attention: Legal

with a copy, which shall not constitute notice, to:

PHINIA Inc.

3000 University Drive

Auburn Hills, MI 48326
Attention: General Counsel

Section 19.06         Amendment; Waiver. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 19.07         Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 19.08         Separation and Distribution Agreement. Neither the making nor the acceptance of this Agreement shall enlarge, restrict or otherwise modify the terms of the Separation and Distribution Agreement or constitute a waiver or release by BorgWarner Inc. or PHINIA Inc. of any liabilities, obligations or commitments imposed upon them by the terms of the Separation and Distribution Agreement, including the representations, warranties, covenants, agreements and other provisions of the Separation and Distribution Agreement. In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of the Separation and Distribution Agreement, on the other hand, the Separation and Distribution Agreement shall control.

Section 19.09         Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Parties with respect to the subject matter hereof.

Section 19.10         Governing law; Dispute Resolution; Jurisdiction.

(a)            This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware, USA without giving effect to any choice or conflict of law provision or rule that would cause the application of the Law of any jurisdiction other than those of the State of Delaware, USA.

(b)           In the event of any claim, controversy, demand or request for relief of any kind arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of or related to this Agreement or the transactions contemplated hereby or thereby, including any Action based on contract, tort, equity, statute, regulation or constitution (a Dispute), the Party raising the Dispute shall give written notice (which shall include a detailed description) of the Dispute (the Dispute Notice). Following the service of such Dispute Notice, the Parties shall attempt to resolve the dispute in good faith within thirty (30) Business Days from and including the date of receipt of the Dispute Notice. If the dispute cannot be resolved by the Parties within such thirty (30) Business Day period, the dispute shall be escalated to the executive officers designated by the Parties, who shall then attempt to resolve the Dispute in good faith within further twenty (20) Business Days from the escalation (the period commencing from receipt of the Dispute Notice until the expiration of such escalation, the Negotiation Period). Neither Party shall commence any Action in accordance with Section 19.10(c) until after having attempted to resolve the Dispute pursuant to this Section 19.10(b). However, in the event of any Action in accordance with Section 19.10(c), (i) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (ii) any contractual time period or deadline under this Agreement relating to such Dispute occurring after the Dispute Notice is received shall not be deemed to have passed until such proceeding has been resolved.

(c)            Subject to Section 19.10(b), any Action by a Party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement shall be brought only in the federal and state courts in the State of Delaware, USA, and such Party (i) agrees to submit to the exclusive jurisdiction of such courts for purposes of all legal proceedings arising out of, or in connection with, this Agreement, (ii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iii) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 19.05 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(d)           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 19.11         Specific Performance. Subject to Section 19.10, except as provided below, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived. Any requirements for the securing or posting of any bond or similar security with such remedy are hereby waived. For the avoidance of doubt, the rights pursuant to this Section 19.11 shall be pursued in accordance with Section 19.10.

Section 19.12         No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 19.13         Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 19.10 or Section 19.11 with respect to all matters not subject to such dispute resolution.

Section 19.14         Further Obligations. Each of the Parties hereto, upon the request of the other Party hereto, without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 19.15         Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

[Signature Page follows]

Executed on July 2, 2023, by the duly authorized representatives of the Parties.

BorgWarner France SAS

By:	/s/Oktay Deniz
Name: Oktay Deniz
Title: Blois Plant Manager

BorgWarner Singapore Holdings Pte. Ltd.

By:	/s/Lee Yee Hong
Name: Lee Yee Hong
Title: Director